Exhibit 10.14

McKesson

ASSIGNMENT

This Assignment is made as of the 1st day of November, 2005 by INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Assignor”) to and for the benefit of MB CONROE LIMITED PARTNERSHIP, an Illinois limited partnership (“Assignee”).

Assignor does hereby sell, assign, transfer, set over and convey unto Assignee all of its right, title and interest as Buyer under into that Earnest Money Contract dated as of September 16, 2005, as amended, and entered into by Conroe Distribution BTS, LP, a Delaware limited partnership and Assignor, as Buyer (collectively, the “Agreement”), for the sale and purchase of the property described by the Agreement, located in the City of Conroe, State of Texas.

Assignor represents and warrants that it is the Buyer under the Agreement, and that it has not sold, assigned, transferred, or encumbered such interest in any way to any other person or entity. By acceptance hereof, Assignee accepts the foregoing assignment and agrees, from and after the date hereof, to (i) perform all of the obligations of Buyer under the Agreement, and (ii) indemnify, defend, protect and hold Assignor harmless from and against all claims and liabilities arising under the Agreement.

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the date first written above.

ASSIGNOR:

INLAND REAL ESTATE ACQUISITIONS, INC.
an Illinois corporation

By:	/s/ Lou Quilici
Name:	Lou Quilici
As Its:	Senior Vice President

ASSIGNEE:

MB CONROE LIMITED PARTNERSHIP,
an Illinois limited partnership

By:	MB Conroe GP, L.L.C., a Delaware limited liability company, its general partner

By:	Minto Builders (Florida), Inc., a Florida Corporation, its sole member

By:	/s/ Charles V. Benvenuto
Name:	Charles V. Benvenuto
Its:	Authorized Agent